Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur (Investors)
(909) 493-5611
Chris Eso (Media)
(909) 493-4013

WATSON PHARMACEUTICALS REPORTS
FIRST QUARTER 2004 RESULTS

–   Total Net Revenue Increases 22 Percent to Record $410 Million   –

CORONA, CA – April 28, 2004 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported revenue and earnings for its first quarter ended March 31, 2004.  Net revenues increased 22 percent to $409.7 million, compared to $336.9 million for the first quarter ended March 31, 2003.  First quarter revenue growth was driven by strong performance in the Company’s Generic division.

Net income for the first quarter was $46.7 million, compared to net income of $47.8 million for the same period of 2003.  Net income for the first quarter 2004 includes a $14.0 million charge ($9.0 million, net of tax or $0.08 per diluted share) related to the repurchase of a portion of the Company’s 7 1/8 percent Senior Notes due 2008.  Earnings per diluted share was $0.42, compared to $0.44 per diluted share for the prior year period.

“We are pleased to report another quarter of solid financial performance, again achieving record revenues,” began Allen Chao, Ph.D., Watson’s Chairman and CEO.  “We delivered strong revenue and earnings while increasing our research and development investment by more than 30 percent, and we remain on track to achieve our 2004 financial and strategic objectives.”

First Quarter 2004 Highlights

Generic division revenue for the first quarter increased 57 percent to $225.0 million, compared to $143.2 million in the prior year period, as a result of new product launches during the fourth quarter of 2003, the launch of bupropion hydrochloride sustained-release tablets during the first quarter of 2004, as well as growth in nicotine gum revenue.

Brand division revenue for the first quarter decreased to $169.4 million, compared to

$183.8 million in the first quarter of 2003, primarily due to a decrease in revenues in the Women’s Health franchise, partially as a result of a temporary back order on one oral contraceptive product, which has since been resolved. Revenues also declined in the General Products franchise, primarily as a result of lower first quarter Androderm® product sales following a December 2003 price increase.

Other net revenue increased 53 percent to $15.3 million in the first quarter of 2004, compared to $10.0 million in the first quarter of 2003, due to increased research and development revenue, as well as revenue received from Aventis Pharmaceuticals in connection with Barr Laboratories, Inc.’s sales of ciprofloxacin tablets.

Overall gross margins were 52 percent in the first quarter of 2004, compared to 56 percent in the first quarter of 2003, due to sales mix.  Generic revenues represented a higher percentage of total revenues in the first quarter.  Gross margins were also affected by a $6.6 million cost of sales charge related to the  short-dating of a portion of inventory on hand of bupropion hydrochloride sustained-release tablets.

Research and development spending increased 32 percent to $29.7 million in the first quarter of 2004, compared to $22.5 million in the same period of 2003, as a result of an increased investment in Watson’s generic product pipeline.  The Company’s generic pipeline currently has 25 Abbreviated New Drug Applications (ANDAs) on file with the Food and Drug Administration (FDA) and more than 70 products under development.

Watson’s brand pipeline currently has more than six products in Phase II or later development.  During the first quarter of 2004, the Company obtained an additional six months of market exclusivity on its Ferrlecit® product until August 18, 2004, following the FDA’s award of pediatric exclusivity.

Selling, general and administrative expenses for the first quarter of 2004 increased 14 percent to $77.4 million, compared to $67.7 million in the first quarter of 2003.

Second Quarter and Full Year 2004 Outlook

Watson’s 2004 second quarter and full year forecasts are based on the Company’s actual results for the first quarter of 2004, current prescription trends, inventory levels and the timing of future product launches.  For the second quarter of 2004, the Company estimates that total net revenue will increase approximately 15 percent over the second quarter of 2003 to $410 million and earnings per diluted share to increase to $0.50 to $0.52.  These estimates include $4.5 million in excess capacity costs ($0.03 per diluted share) for the retention of the Company’s Steris manufacturing facility through the second quarter of 2004.  Watson is currently in active negotiations on a strategic transaction for this business.

Net Revenue Estimates

By Division

	Three Months Ending June 30, 2004		Twelve Months Ending December 31, 2004
Generic Division	$210	million	$860	million
Brand Division	$190	million	$810	million
Other	$10	million	$30	million
Total estimated net revenues	$410	million	$1,700	million

Watson’s previously forecasted total net revenue and earnings per diluted share estimates for the full year of 2004 remain unchanged at approximately $1.7 billion and $2.10 to $2.20, respectively.  Further, the Company expects gross margins to be 54 percent for the full year of 2004, consistent with previous estimates. Excluded from the earnings per share estimates are the first quarter $14.0 million charge ($0.08 per diluted share) related to the repurchase of a portion of the Company’s 7 1/8 percent Senior Notes due 2008 and an anticipated $10 million second quarter milestone payment ($0.06 per diluted share) related to the recently announced transaction with Kissei Pharmaceutical Co., Ltd.  Earnings per share estimates for the full year of 2004 exclude the dilutive effect of approximately 14.4 million shares, should Watson’s $575 million contingent convertible debentures be deemed converted during the balance of the year.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 2:00 p.m. Pacific Daylight Time to discuss 2004 first quarter results, second quarter and full year 2004 forecasts, and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 6656431.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Pacific Daylight Time, Wednesday, May 5, 2004.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; timely and successful implementation of strategic initiatives; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification of and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; the impact of competitive products and pricing; variability of revenue mix between the Company’s brand and generic segments; patents and other intellectual property rights held by competitors and other third parties; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2003.

The following table presents Watson’s results of operations for the three months ended March 31, 2004 and 2003:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003

Net revenues	$409,658	$336,922
Cost of sales	196,481	149,601
Gross profit	213,177	187,321

Operating expenses:
Research and development	29,681	22,484
Selling, general and administrative	77,411	67,659
Amortization	17,932	18,435
Total operating expenses	125,024	108,578
Operating income	88,153	78,743

Other income (expense):
Equity in earnings (losses) of joint ventures	(1,579)	117
Gain on sales of securities	3,938	1,089
Gain on sale of subsidiary	—	15,676
Loss on early extinguishment of debt	(14,006)	(2,807)
Loss on asset impairment	(891)	(13,042)
Interest income	1,207	1,242
Interest expense	(3,743)	(5,341)
Other income (expense)	(164)	(594)
Total other income (expense), net	(15,238)	(3,660)

Income before income tax provision	72,915	75,083
Provision for income taxes	26,256	27,254
Net income	$46,659	$47,829

Per share amounts:
Diluted earnings per share	$0.42	$0.44
Diluted weighted average shares outstanding	110,780	107,622

The following table presents Watson’s Condensed Consolidated Balance Sheets as of March 31, 2004 and December 31, 2003:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	March 31, 2004	December 31, 2003

Assets

Cash and cash equivalents	$449,937	$553,353
Marketable securities	18,966	20,368
Accounts receivable, net	214,176	211,174
Inventories	395,788	393,393
Other current assets	141,929	145,201
Property and equipment, net	435,943	424,995
Investments and other assets	70,796	77,226
Product rights, net	983,521	1,001,295
Goodwill	455,595	455,595
Total assets	$3,166,651	$3,282,600

Liabilities & Stockholders’ Equity

Current liabilities	$257,562	$338,685
Long-term debt	621,027	722,535
Deferred income taxes and other liabilities	168,301	164,034
Stockholders’ equity	2,119,761	2,057,346
Total liabilities & stockholders’ equity	$3,166,651	$3,282,600